Daktronics, Inc. Lowers Fourth Quarter 2008 Estimates

Gives Sales Growth Guidance for Fiscal Year 2009

Announces Recently Booked Large Orders

Announces Plans to Expand Electronic Assembly Capacity to Support FY2009 Sales

Brookings, S.D. – April 23, 2008 - Daktronics, Inc. (Nasdaq - DAKT) today updated its estimates for the fourth quarter of fiscal 2008 which ends April 26, 2008. Previously, the Company estimated that its fiscal fourth quarter net sales would be in the range of $130 million to $138 million and that its earnings per share would be in the range of $0.12 to $0.19 per share. The company now estimates that net sales for the fiscal fourth quarter of 2008 will be in the range of $122 million to $126 million, with earnings in the range of $0.05 to $0.09 per share.

“During the quarter, we experienced delays in order bookings on large projects as well as delays in getting design approvals on some contracts and a lower level of orders for Galaxy products,” said Jim Morgan, president and chief executive officer. “It’s not unusual for us to experience delays of this sort; however, in most cases, we are able to adjust schedules to prevent a material impact on revenues. Due to the size of the projects being worked on, this proved to be more difficult than normal, and we were not able to make up for the delays. With regard to the orders for our Galaxy products, it appears that the economy is causing buyers to delay decisions, although this is difficult to determine or quantify. This shortfall on Galaxy products is also adversely impacting our gross profit margin.

“On the positive side, we completed two of the most impressive high-definition LED video displays in the world, one being located at Kauffman Stadium, home of the Kansas City Royals, and the second at Chase Field, home of the Arizona Diamondbacks. These two installations both showcase Daktronics new high definition video display technology in very impressive large formats,” said Morgan.

Morgan continued, “In the month of April, we booked two contracts related to upcoming Olympic events in Beijing and London totaling over $16 million. The first is for multiple displays in the main railway station in Beijing. This contract exceeds $10 million and is scheduled to be completed in the first quarter of fiscal 2009. The second contract, which exceeds $6 million, is the initial phase of a network of LED video displays that will provide information and entertainment in community centers around the United Kingdom leading up to and during the London summer games in 2012.”

“Given our expectations for the various business units, we expect sales in fiscal year 2009 to increase by more than 20% over fiscal year 2008. This includes increases of 20% plus in each of our commercial, live events and international business units. The live events business unit growth is driven partially by a number of large new stadium contracts which are currently booked or expected to be booked in fiscal year 2009. We will provide greater details on this during our upcoming fiscal 2008 year end conference call,” said Morgan.

Morgan concluded, “With these larger orders, combined with the business that is being pushed out to fiscal year 2009, we expect that in the first quarter we will see pressures on capacity in our electronic assembly area where we manufacture the electronics for our displays. We are adding electronic assembly equipment in both our Sioux Falls and Redwood Falls plants that will come on line late in the first quarter of fiscal 2009. Consequently, we anticipate revenues to ramp up through the first half of fiscal 2009.”

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theaters and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2007 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200